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                                  FORM N-18F-1





                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549






                NOTIFICATION OF ELECTION PURSUANT TO RULE 18f-1
                    UNDER THE INVESTMENT COMPANY ACT OF 1940






                  T. ROWE PRICE FINANCIAL SERVICES FUND, INC.








































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                            NOTIFICATION OF ELECTION

               The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.


                                   SIGNATURE

               Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the City of Baltimore and the State of Maryland on the 17th day of October, 1996.



                         T. ROWE PRICE FINANCIAL SERVICES FUND, INC.


                         By:  Daniel M. Theriault
                              _____________________
                              Daniel M. Theriault
                              President




          Attest: /s/Patricia S. Butcher
                  _______________________
                  Patricia S. Butcher
                  Assistant Secretary